Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 24, 2021, with respect to the consolidated financial statements of Annexon, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the base prospectus and prospectus supplement.

/s/ KPMG LLP

San Francisco, California

August 16, 2021